Comerica Incorporated
2012 Annual Meeting of Shareholders
April 24, 2012
Remarks of
Ralph W. Babb Jr.
Chairman and CEO
Comerica Incorporated and Comerica Bank

(Slide 11)

Jon W. Bilstrom, Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary:

Before our Chairman begins his remarks on Comerica's financial results, let me remind you that his presentation and remarks may contain forward-looking statements.  In that regard, you should be mindful of the risks and uncertainties that can cause future results to vary from expectations.  On screen, you can see our safe harbor statement, which identifies forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements.  Copies are available at the desk in the back of the room for anyone who would like them. Forward-looking statements that meet the Securities and Exchange Commission's criteria are protected against private litigation liability under the federal securities laws.

(Slide 12)

Ralph W. Babb Jr., Chairman and CEO:

Good morning.
(Slide 13)
In this slowly improving national economy, Comerica has remained focused on executing its strategy. It is a strategy that has served us well throughout our 163-year history. We are in the right markets, with the right people, and the products and services our customers desire.
Before I review our 2011 and first quarter 2012 financial results and our capital plan, as well as other information you see on this slide, I want to provide an overview of a memorable event for Comerica in 2011, our acquisition of Sterling Bancshares.
(Slide 14)
The acquisition strengthened our franchise in Texas by virtually tripling our market share in Houston, providing us entry into the attractive San Antonio and Kerrville regions, and complementing our banking center network in Dallas and Fort Worth. With the acquisition, we added about $5 billion in assets, $2 billion in loans and $4 billion in deposits on the closing date of July 28, 2011.
We successfully completed systems conversions toward year-end 2011 so that former Sterling customers can bank at any Comerica banking center and have complete access to our full line of products and services.
The Sterling acquisition has helped accelerate our growth. The former Sterling's footprint, which I mentioned was predominantly Houston, San Antonio and Kerrville, has seen loan growth of over 10 percent since the acquisition closed through the first quarter 2012, which is in line with the revenue synergy goal we announced last year. We believe we are well on the way to meeting the fee income goal we had set for Sterling, also part of the revenue synergies we had announced.
We are certainly proud of our acquisition and extend a warm welcome to the former Sterling customers and employees who are now a part of the Comerica family.
Turning to our financial results…

(Slide 15)
We were pleased with our loan growth in 2011 and the first quarter of 2012. We had a six percent increase in period-end total loans in 2011, compared to 2010. This increase reflected our acquisition of Sterling and growth in commercial loans.
The 13 percent increase over the same period in commercial loans was primarily driven by increases in Mortgage Banker Finance, Energy, and Technology & Life Sciences, as well as Middle Market and Global Corporate Banking.
Loans continued to grow in the first quarter of 2012, with period-end loans up $333 million, from the fourth quarter of 2011, primarily reflecting an increase of $644 million, or 3 percent, in commercial loans. The increase in commercial loans was driven by several business lines and was across all major markets.
We achieved record period-end total deposits in 2011, which were up 18 percent compared to 2010, with strong growth in all markets and most lines of business, as well as from our Sterling acquisition. For 2011, period-end noninterest-bearing deposits were up 27 percent compared to 2010.
Deposits continued to grow in the first quarter of 2012. We had record deposits of $49.3 billion at March 31, 2012, with an increase of $1.5 billion, or 3 percent, from the fourth quarter.
Credit quality improved significantly in 2011. As a result of the overall improvement in credit quality, the provision for loan losses declined by nearly 70 percent to $153 million in 2011, when compared to 2010.
Credit quality continued to improve in the first quarter of 2012. This was the 11th consecutive quarter of a decline in net charge-offs, with a $15 million decrease. Net charge-offs are at the lowest level since the third quarter of 2007.
Our expenses remained well controlled in 2011. Excluding costs related to the Sterling acquisition, noninterest expenses were essentially stable year-over year.
We continued to have tight control of expenses in the first quarter of 2012. Noninterest expenses decreased $30 million in the first quarter to $448 million, primarily due to the decrease in restructuring expenses related to our acquisition of Sterling Bancshares.
(Slide 16)
We continue to approach capital management from a position of strength. We repurchased 4.1 million shares in 2011 as part of our share repurchase program, and when combined with dividends, we returned 47 percent of net income to shareholders.
As required, we submitted our 2012 Capital Plan to the Federal Reserve in January 2012. We received a response in mid-March. The Federal Reserve did not object to our overall capital plan and capital distributions contemplated in the plan. Our ability to execute our plan reaffirms our company's strong capital position and financial performance.
The plan, approved by our board, provides for up to $375 million in equity purchases for the period commencing the first quarter 2012 and ending the first quarter 2013.
The targeted equity repurchase amount represents a significant increase over the $110 million we repurchased in 2011. We had $33 million in equity repurchases of 1.1 million shares under the share repurchase program, in the first quarter of 2012.
The capital plan further contemplates an increase in our quarterly cash dividend from 10 cents per share to 15 cents per share, a 50 percent increase. The dividend proposal will be considered by the board at its meeting later today.
Now I am going to turn to some other topics which may be of interest to you, beginning with executive compensation.
(Slide 17)
Comerica's compensation programs are structured to align the interests of our executives with the interests of our shareholders. They are designed to attract, retain and motivate superior executive talent, provide a competitive advantage within the banking industry and create a framework that delivers pay consistent with financial results over the short and long-term.
The principal components of our executive compensation program are base salaries, short and long-term management incentive awards, and long-term stock incentive awards.
Our compensation programs and principles are based on a strong pay for performance philosophy and a commitment to balanced performance metrics that encourage sound governance and discourage excessive risk taking.
Also, our senior officers are expected to hold a multiple of their salary in our stock pursuant to our stock ownership guidelines. This practice aligns senior officers with shareholder interests and promotes good corporate citizenship. All active named executive officers have met their respective stock ownership guideline levels at March 31, 2012.
In response to shareholder feedback, we have adopted a clawback policy and made changes to our management incentive plan. We continue to actively review our programs and policies to ensure they align with our overall compensation philosophy.
We believe that our 2011 executive compensation is reflective of our overall improved financial performance.
(Slide 18)
Now I would like to provide you an update on our long-term strategy, which is guided by six key drivers, or interdependent pillars, as shown here.
We focus on developing full, long-standing relationships with customers across five primary markets and through three strategic lines of business.
We have a unique footprint that provides economic and customer diversity. We have a significant presence in Michigan, having served that market since our founding, and have a growing presence in California and Texas - two of the largest growth markets in the country.
Comerica operates primarily in major metropolitan areas - in locations that not only have an abundance of businesses of all sizes, particularly small and middle market companies, but also enables us to leverage our personal banking and wealth management services.
In short, we have the size, scale and market position to be an increasingly important regional player-- in some very attractive markets.
(Slide 19)
Our Business Bank is at the heart of what differentiates Comerica from our peers and we're particularly proud of the depth and breadth of this business - which cannot be built overnight.
Our Business Bank has a middle market focus. In line with that middle market focus is the considerable expertise we have in a number of commercial business lines, including National Dealer Services, Technology & Life Sciences, Energy, Entertainment, Environmental Services, and Mortgage Banker Finance.
We believe our expertise in these and other commercial business lines will assist us in growing loans - even in the current economic environment.
(Slide 20)
This slide highlights two awards that we recently obtained, awards that speak to the quality of products and services we provide.
A survey by a leading financial services industry consultant ranked Comerica's Middle Market Banking as a national leader. Comerica was one of a select group of banks cited as a national winner in overall satisfaction. In addition, Comerica Treasury Management received the highest marks in all four categories.
Providing superior customer service is one of the key elements to Comerica's success. Our call centers were ranked #1 for the seventh consecutive report by a well known research firm. Comerica was the top scoring bank in six of the seven attributes and led all banks in the survey in cross selling.
(Slide 21)
And that brings us to our Retail Bank and Wealth Management, which are key parts of our deposit gathering and cross-selling strategy. We are somewhat unique as we do not employ a mass market retail strategy; rather, our banking centers focus on the segments we serve exceedingly well: middle market and small businesses, entrepreneurs and the affluent.
Wealth Management also provides us with the ability to leverage our existing customer base by bringing investment management solutions to our Business Bank and Retail Bank customers.
(Slide 22)
Now I'd like to drill down and look more closely, from an economics perspective, at the key regions within our primary markets. We have focused here on a key predictor of economic growth -- nonfarm payrolls, with projections from our Chief Economist, Robert Dye. Based on his estimates, all four of the major urban markets in Texas should outpace the national market in 2012 and 2013. Comerica has a presence in each of the four key regions in Texas shown here: in North Texas, Houston, Austin and San Antonio.
(Slide 23)
This slide shows another key economic indicator, particularly given the current economic cycle. This economic snapshot looks at housing prices; with projections once again from Robert.
As you can see here, Robert forecasts that Comerica's key regions, on average, will outpace the U.S. average in both 2012 and 2013.
(Slide 24)
We believe our growth is partly tied to the economic performance of the markets in which we operate.
The Texas economy is diverse, and we believe it will remain strong and continue to grow. And of course, Texas has benefited from oil prices and drilling rig activity, which remains high.
California economic activity is mixed, as Silicon Valley continues to generate new jobs, but the government sector in the state is still retrenching and housing markets in many areas are still troubled. Optimism among small businesses has begun to improve in California and that is expected to support additional hiring in the state.
The Michigan economy continues to be bolstered by the recovery in the auto sector. Unemployment rates in Michigan have been improving quickly and are expected to continue to trend downward.
In summary, our strategy of geographic diversity has served us well. I am very happy with our footprint today.
Turning to our ongoing commitments to community, diversity and sustainability …
(Slide 25)
In a difficult and challenging economy, we provided approximately $9 million in 2011 to not-for-profit organizations in the markets we serve. Also in 2011, our employees raised more than $2 million for the United Way and Black United Fund. They also donated their time and personal talents with over 68,000 volunteer hours logged in 2011.
(Slide 26)
Our focus on diversity is reflected by the fact that it is one of our core values, as well as a key business driver. As a result of our diversity focus, we are proud to have been recognized nationally in 2011.
For the first time, DiversityInc created a list of the top 10 regional companies that best demonstrate a commitment to diversity. We were ranked number-one in this first-ever ranking.
Linda Forte, our senior vice president of Business Affairs, was named by Black Enterprise Magazine as one of the top executives in diversity.
Comerica Bank was named to Hispanic Business Magazine's 2011 Diversity Best Companies list. We were ranked number-five on this prestigious list. Recently, we were ranked number-two among the magazine's 25 leaders in supplier diversity for 2012.
(Slide 27)
With respect to sustainability, we continued to make solid progress in 2011, including implementation of a new energy and environmental data management system. We were pleased to be ranked for the fourth time on the Carbon Disclosure Project's Leadership Index. Also for the fourth time we were ranked on the FTSE4Good index of socially responsible companies, among other recognition.

(Slide 28)
I would also like to take a moment to let you know that, together with Iron Mountain, an information management company, we set a new Guinness world record for the most paper collected in a 24-hour period. We did this at Shred Day DFW, a free community shredding event held at our Mockingbird Service Center, here in Dallas, on Saturday, April 14. The public event, designed to raise awareness of identity theft protection and sustainability, resulted in the collection of 111,920 pounds of paper in a single day, which surpassed the previous record by more than 12 tons. In addition, at the same event we collected food for the North Texas Food Bank, which generated approximately 4,546 pounds of food and monetary donations, equivalent to roughly 13,588 meals, which will help feed hungry families, seniors and children in 13 North Texas counties. We are certainly proud of our Shred Day efforts.
(Slide 29)
In closing, Comerica is poised for the future. We have stayed true to our strategy, making minor refinements throughout the cycle to take advantage of opportunities and reduce risk. We have weathered the challenging economic cycle well, maintaining strong liquidity, solid capital and with credit metrics that are among the best in our peer group.
Continued loan and deposit growth, increased customer fee income, tight expense management and solid credit performance reaffirm our focus on improving the bottom line, even in this low-rate environment and slow growing national economy. We look forward to the future with confidence.
Thank you.
(Slide 30)
At this time, I would be happy to answer any questions you may have …